UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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ClubCorp Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2016

Dear Fellow Stockholder:

We cordially invite you to the 2016 Annual Meeting of Stockholders of ClubCorp Holdings, Inc. The meeting is at 8:00 a.m., Central Time, on Friday, June 10, 2016 at La Cima Club, 5215 North O’Connor Boulevard, The Tower at Williams Square, Suite 2600, Irving, Texas 75039.

At the meeting, we will elect four members to our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning your proxy card or you may vote in person at the annual meeting.

We are pleased to furnish proxy materials to our stockholders on the Internet. We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the 2016 Annual Meeting of Stockholders.

We extend our thanks for your continued investment in ClubCorp Holdings, Inc. and look forward to seeing you at the annual meeting.

John A. Beckert	Eric L. Affeldt
Chairman of the Board of Directors	President and Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•	Internet. If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.
•	Telephone. If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.
•	Proxy Card. You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
•	In Person at the Annual Meeting. Vote in person by attending the annual meeting.

If you vote on the Internet or by telephone, you do not need to return a proxy card. Please see your proxy card for more detailed information on how to vote your shares.

ANNUAL MEETING ADMISSION

Proof of ownership of ClubCorp Holdings, Inc. stock at the close of business on April 15, 2016 must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification.

If you are a stockholder of record, please bring the Notice of Internet Availability of Proxy Materials that was mailed to you or, if you received your proxy materials by mail or email, please bring a copy of your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, please bring any of the following with you to the annual meeting: (1) the notice or voting instruction form you received from your bank, brokerage firm or other nominee; (2) a brokerage statement; or (3) other proof evidencing your ownership at the close of business on April 15, 2016. Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.

CLUBCORP HOLDINGS, INC.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:00 a.m. (Central Time) on Friday, June 10, 2016

Place	La Cima Club 5215 North O’Connor Boulevard The Tower at Williams Square, Suite 2600 Irving, Texas 75039

Purpose	1.	To elect four Class III directors to serve for a term of three years.

	2.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

	3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

	4.	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 15, 2016.

Proxy Voting	Your vote is important. You may vote in one of four ways:

	•	via the Internet using instructions on your proxy card;

	•	by calling the toll-free number on your proxy card;

	•	by signing, dating and returning your proxy card; or

	•	in person by attending the annual meeting.

On behalf of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy

Dallas, Texas

April 15, 2016

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on June 10, 2016

The Notice of Annual Meeting of Stockholders and Proxy Statement and the 2015 Annual Report are available at

ir.clubcorp.com under Financial Information/SEC Filings. The information contained on our website is not part of this document.

CLUBCORP HOLDINGS, INC.

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on Friday, June 10, 2016

PROXY STATEMENT

The board of directors of ClubCorp Holdings, Inc. (the “Company”) is soliciting proxies for the 2016 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card contain information about the proposals that will be voted on at the annual meeting. This proxy statement and the Annual Report on Form 10-K for the year ended December 29, 2015 are first being mailed or made available on the Internet on or about April 26, 2016.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

Common stockholders of record at the close of business on April 15, 2016 may vote. As of that date there were outstanding and entitled to vote 65,541,922 shares of our common stock. For each matter presented for a vote, you have one vote for each share you own as of close of business on April 15, 2016, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•	held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and
•	held for you by us as shares of restricted stock under any of our equity incentive plans.

How do proxies work?

The board of directors of the Company (the “Board of Directors”) is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees, and you may vote for or against, or abstain from voting with regard to Proposal 2 and Proposal 3 set forth below. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows:

Proposal 1—for the election of the director nominees;

Proposal 2—for approval of the advisory vote on named executive officer compensation;

Proposal 3—for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

How do I vote?

If you were a stockholder of record on April 15, 2016, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•	vote via the Internet by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet;
•	vote by calling 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone;
•	vote by signing, dating and returning your proxy card in the enclosed envelope; or
•	vote in person by attending the annual meeting.

Please help us save time and postage costs by voting through the Internet or by telephone. Please follow the instructions on your proxy card for voting by mail or in person.

If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.

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Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on June 9, 2016 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 9, 2016.

Will anyone at the Company know how I vote?

Broadridge Investor Communication Solutions, Inc., the independent proxy tabulator we use, will count the votes and act as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank, broker or other nominee, you may also receive proxy materials from them asking how you want to vote. If the names on your accounts are different, you will receive more than one proxy card.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by voting again via the Internet or by telephone;
•	by mailing a new proxy card with a more recent date than the prior proxy; or
•	by notifying our Secretary in writing that you are revoking your proxy.

You may also revoke your proxy by voting in person at the annual meeting.

How do I attend the annual meeting? What do I need to bring?

You need to bring a valid picture identification (such as a driver’s license or passport).

You also need to bring documentation showing that you owned shares in the Company at the close of business on April 15, 2016.

If you are a stockholder of record, please bring either:

•	the Notice Regarding the Availability of Proxy Materials that was mailed to you; or
•	a copy of your proxy card, if you received your proxy materials by mail or email.

If you own your shares through your bank, brokerage firm or other nominee, please bring either:

•	the notice or voting instruction form you received from your bank, brokerage firm or other nominee; or
•	a brokerage statement reflecting your ownership of shares in the Company at the close of business on April 15, 2016.

Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.

Please note that upon admission to the meeting, you will not be able to vote your shares at the meeting without a legal proxy from your bank, brokerage firm or other nominee.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

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What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the outstanding voting power of the Company’s common stock. Broker “non-votes” and abstentions will be counted for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees, advisory vote to approve the compensation of executive officers or certain stockholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see “How many votes are needed?”), broker “non-votes” do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

If a quorum is present, directors will be elected by a plurality of the votes cast. Any other proposal being considered will be approved only if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals.

If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Item 3, but cannot exercise its discretionary authority to vote your shares regarding any other item.

The outcome of Item 2 (non-binding advisory vote to approve the compensation paid to our named executive officers) will not be binding on the Board of Directors. Therefore, there is no “required vote” on these resolutions. The Board of Directors will consider the outcomes of these advisory votes in determining how to proceed following the annual meeting.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees, who will not receive any additional compensation for this.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside. Each stockholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

Please see “Additional Information—Householding” below or contact our Investor Relations Department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com for more information on this important stockholder program.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	for the election of the director nominees;
•	for approval of the advisory vote on named executive officer compensation; and
•	for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

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Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the annual meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the annual meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of seven (7) directors. Subject to certain provisions in our amended and restated articles of incorporation, our amended and restated bylaws establish a range for the authorized number of directors comprising our Board of Directors of not less than three but not more than fifteen, with the actual number to be fixed from time to time by resolution of our Board of Directors.

In accordance with our amended and restated articles of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	Our class I director is Margaret M. Spellings and her term will expire at the annual meeting of stockholders to be held in 2017.
•	Our class II directors are Louis J. Grabowsky and Janet E. Grove and their term will expire at the annual meeting of stockholders to be held in 2018.
•	Our class III directors are Eric L. Affeldt, John A. Beckert, Douglas H. Brooks and William E. Sullivan and their term will expire at the annual meeting of stockholders to be held in 2016.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing a change of our management or a change in control.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Eric L. Affeldt, John A. Beckert, Douglas H. Brooks and William E. Sullivan for election as Class III directors. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our Board of Directors or the Board of Directors may reduce the number of directors.

Director Nominees

Set forth below are the names, ages and backgrounds of the four director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our Board of Directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.

If Mr. Affeldt is re-elected at the 2016 Annual Meeting of Stockholders, the Board of Directors intends to thereafter re-classify him as a class I director, pursuant to our amended and restated articles of incorporation, in order to achieve greater parity in the number of directors among the three classes. The term of our class I directors will expire at the annual meeting of stockholders to be held in 2017, and therefore Mr. Affeldt will again stand for election as a director at such meeting if so nominated.

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Class III—Term Expiring in 2016

Eric L. Affeldt, age 58, has served as our Chief Executive Officer since December 2006 and as a director since 2006. Prior to joining us, he served as a principal of KSL from 2005 to 2007. Mr. Affeldt also previously served as president and chief executive officer of KSL Fairways Golf Corporation from January 1995 to June 1998, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California from June 1998 to June 2000 and was a founding partner of KSL Recreation Corporation. In addition, Mr. Affeldt was president of General Aviation Holdings, Inc. from January 2000 to March 2005. He is currently a national vice president of the Muscular Dystrophy Association, a member of the World Presidents’ Organization, and also serves on the board of directors and as the non-executive chairman for Cedar Fair LP. He holds a B.A. in political science and religion from Claremont McKenna College. As a member of the Board of Directors, Mr. Affeldt contributes his knowledge of the resort and recreation industry, as well as substantial experience developing corporate strategy and assessing emerging industry trends and business operations. Mr. Affeldt also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

John A. Beckert, age 62, has served as a director and the Chairman of our Board of Directors since August 2013. Mr. Beckert has been an operating partner for Highlander Partners, L.P., a private equity firm, since March 2012 and served as a special advisor to Highlander Partners, L.P. from October 2010 to March 2012. Mr. Beckert served as the chairman of the board of the Composites Group from December 2010 until November 2014. Previously, from August 2004 to December 2006, Mr. Beckert was ClubCorp, Inc.’s chief executive officer and president and its chief operating officer and president from August 2002 to August 2004. He also served as a member of the Board of Directors. Prior to that, he was a partner in Seneca Advisors L.L.P. from 2000 to 2002 and president and chief operating officer of Bristol Hotels & Resorts from 1998 to 2000. Mr. Beckert served as vice president of operations of Bristol Hotels & Resorts from 1985 to 1998. Mr. Beckert serves on the board of directors of A.H. Belo Corporation, where he is a member of the audit, compensation and nominating and governance committees, and has served as a consultant to our Board of Directors. Mr. Beckert holds a B.S. in hotel administration from Cornell University. Mr. Beckert’s prior experience with our company and his background in finance and the resort and hotel industries give him the qualifications and skills to serve as a member of our Board of Directors.

Douglas H. Brooks, age 63, has served as a director since August 2013. Mr. Brooks served as chairman of the board of directors of Brinker International, Inc. from November 2004 to December 2013 and currently serves as a consultant to Brinker International. Mr. Brooks served as Brinker International’s chief executive officer from January 2004 to January 2013 and as its president from January 1999 to January 2013. Mr. Brooks has also served in other capacities for Brinker International including as its chief operating officer and as president of Chili’s Grill & Bar. Mr. Brooks also serves on the board of directors of Southwest Airlines Co., where he is a member of the nominating and corporate governance committee as well as the safety committee, and Auto Zone, Inc., where he is a member of the compensation committee. He earned a B.S. in Hotel and Restaurant Management from the University of Houston in 1975. As a member of our Board of Directors, Mr. Brooks brings his knowledge of the hotel and restaurant industries, as well as substantial insight into successful compensation and incentive structures.

William E. Sullivan, age 61, has served as a director since August 2013. Since June 2014, Mr. Sullivan has served as the Chief Financial Officer and Treasurer of Purdue University. From March 2007 to May 2012, Mr. Sullivan served as chief financial officer of Prologis, Inc. Prior to joining Prologis, Mr. Sullivan was the founder and president of Greenwood Advisors, Inc. from 2005 to 2007. He served as chief executive officer of SiteStuff, Inc. from 2001 to 2005 and chairman of SiteStuff, Inc. from 2001 until the company was sold in June 2007. Mr. Sullivan served as chief financial officer of Jones Lang LaSalle from 1997 to 2001 and in various other capacities with Jones Lang LaSalle since 1984. Prior to joining Jones Lang LaSalle, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan serves on the board of directors of CyrusOne Inc., where he is a member of the audit committee and chair of its nomination and governance committee, and on the board of directors of Jones Lang LaSalle Income Property Trust, Inc., where he is chair of the audit committee. Mr. Sullivan holds a M.B.A. in Management and Finance from Northwestern University’s Kellogg School of Management and a B.S.B.A. in Accounting and Marketing from Georgetown University. He also is a member of the American Institute of Certified Public Accountants. As a member of our Board of Directors, Mr. Sullivan contributes his financial literacy gained through his years of service as a chief financial officer and as the founder and president of a financial consulting and advisory firm.

The Board of Directors recommends that you vote FOR each of the above nominees.

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Continuing Directors

Class I—Term Expiring in 2017

Margaret M. Spellings, age 58, has served as President of the University of North Carolina since March 2016. From September 2013 through February 2016, Ms. Spellings served as President of the George W. Bush Presidential Center. Ms. Spellings served as United States Secretary of Education from January 2005 to January 2009 and as Assistant to the President of the United States of America, Domestic Policy, from January 2001 to January 2005. From February 2009 to July 2013, Ms. Spellings served as President and CEO of Margaret Spellings and Company. From June 2010 to July 2013, Ms. Spellings served as President of the U.S. Chamber of Commerce Foundation. Ms. Spellings serves on the board of directors of eight funds in the American Funds family managed by the Capital Research and Management Company, as well as on various committees including the audit committee and nominating and governance committee of several such funds. She earned a B.A. in political science from the University of Houston in 1979 and was awarded an Honorary Doctorate from the University of Houston in 2006. As a member of our Board of Directors, Ms. Spellings contributes her significant executive and board experience providing strategic guidance and leadership to large organizations and her expertise in a broad range of subject matters.

Class II—Term Expiring in 2018

Louis J. Grabowsky, age 64, is a founder and principal of Juniper Capital Management. Prior to founding Juniper Capital, Mr. Grabowsky served as partner at Grant Thornton LLP from August 2002 to July 2014 and as Chief Operating Officer from January 2010 to July 2013. He also served as Senior Advisor, Operations from August 2013 until his retirement in July 2014. Prior to joining Grant Thornton, Mr. Grabowsky served for a total of 27 years in various positions with Arthur Andersen LLP, including in the role of Partner In Charge of the Assurance Practice for the firm’s Dallas office from September 1991 to February 1997. Mr. Grabowsky serves on the board of directors of Griffon Corporation, where he is a member of the audit committee, and Cambrex Corporation. Mr. Grabowsky holds a B.S. in Accounting from the Pennsylvania State University. He is a Member of the American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants. As a member of our Board of Directors, Mr. Grabowsky contributes his financial literacy and auditing expertise gained through his years as an audit partner, managing partner and officer at a global audit, tax and advisory firm.

Janet E. Grove, age 65, has served as a director since August 2013. Prior to joining us, Ms. Grove served as corporate vice chairman from February 2003 to June 2011 for Macys, Inc., and as chairman and chief executive officer from December 1999 to February 2009 and chairman from February 1998 to December 1999 for Macy’s Merchandising Group. From October 2004 to January 2015, Ms. Grove served on the board of directors for Safeway, Inc. She currently serves on the board of directors for Aeropostale, Inc., where she serves on the audit committee, and in an advisory role to the chief executive officer and senior management for Karstadt Department Stores and has served as a consultant to our Board of Directors from December 2012 to August 2013. Ms. Grove holds a Bachelor’s Degree in Marketing from California State University in Hayward. Ms. Grove’s in-depth retail and management experience and her historic knowledge of our company qualify her to be a member of our Board of Directors.

Role and Responsibility of the Board of Directors

The Board of Directors directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board of Directors serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board of Directors selects and oversees the members of senior management, who are charged by the Board of Directors with conducting the business of the Company.

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Corporate Governance Matters

Corporate Governance Guidelines and Independence

Our Board of Directors has adopted Corporate Governance Guidelines, which describe the principles and practices that the Board follows in carrying out its responsibilities. The Corporate Governance Guidelines provide a framework for our corporate governance efforts and cover topics including, but not limited to, board and committee composition, structure and policies, director qualification standards, expectations of directors, and director compensation. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Board of Directors Leadership

As set forth in our Corporate Governance Guidelines, the Company does not have a policy on whether the role of Chairperson of the Board of Directors (the “Chairperson”) and Chief Executive Officer should be separate or combined and, if separate, whether the Chairperson should be selected from the independent directors or should be an employee of the Company. The Company believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairperson and the Chief Executive Officer in any way that is in the best interests of the Company. These roles are currently separate. The Board of Directors believes that separate roles provide, at present, the best balance between the Chairperson’s role of leading the Board of Directors in its oversight of management, and the Chief Executive Officer’s role of focusing on developing and implementing the strategy approved by the Board of Directors and managing the Company’s day to day business.

Role of Board of Directors in Risk Oversight

The Board of Directors has responsibility for the oversight of the Company’s enterprise risk management practices. This responsibility has not been delegated to any of the Board of Directors’ standing board committees. However, the audit committee of the Board of Directors (the “Audit Committee”) is responsible for discussing with management and the Company’s independent registered public accounting firm the Company’s guidelines and policies with respect to risk assessment and risk management, as well as the Company’s major financial risk exposures and the monitoring and control of such exposures. The Audit Committee periodically reports to the Board of Directors on these matters. In addition, each the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) and the compensation committee of the Board of Directors (the “Compensation Committee”) helps oversee risk in areas over which it has responsibility and periodically reports to the Board of Directors. Management is responsible for developing and implementing appropriate risk management practices on a day to day basis. The Board of Directors receives periodic detailed operating performance reviews from management.

Our President and Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The director of internal audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities.

Committees of the Board of Directors

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The chairperson of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Audit Committee

Our Audit Committee consists of William E. Sullivan, who serves as the Chair, John A. Beckert, Douglas H. Brooks and Louis J. Grabowsky. All members of our Audit Committee are financially literate under the standards of the NYSE. Our Board of Directors has determined that two members of the Audit Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Exchange Act and has designated Mr. Sullivan and Mr. Grabowsky as those experts.

Our Board of Directors has also determined that each director serving on the Audit Committee is independent under the corporate governance standards of the NYSE applicable to members of audit committees, including the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No member of the committee serves on the audit committee of more than three public companies.

The purpose of the Audit Committee is to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm. The Audit Committee also prepares the audit committee report required to be included in our proxy statement under the rules and regulations of the Securities and Exchange Commission (the “SEC”).

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Our Board of Directors has adopted a written charter for the Audit Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Compensation Committee

Our Compensation Committee consists of Douglas H. Brooks, who serves as the Chair, Janet E. Grove, Margaret M. Spellings and William E. Sullivan. The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board of Directors has adopted a written charter for the Compensation Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. Under its charter, the Compensation Committee has sole authority to retain, obtain the advice of and terminate any compensation consultant, independent legal counsel or other adviser. This includes authority to approve all such consultants’ fees and other retention terms.  The Compensation Committee may also form subcommittees composed of one or more of its members for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such authority as the Compensation Committee deems appropriate. The Compensation Committee may also delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to Company personnel who are not “officers” of the Company within the meaning of Rule 16a-1 under the Exchange Act.

The Board of Directors has determined that each director serving on the Compensation Committee is independent under the corporate governance standards of the New York Stock Exchange (the “NYSE”) applicable to members of compensation committees, and that each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During the 2015 fiscal year, the members of the Compensation Committee were Mr. Brooks, Ms. Grove, Ms. Spellings and Mr. Sullivan. Martin J. Newburger and Bryan J. Traficanti also served as members of the Compensation Committee prior to their resignations from our Board of Directors on October 21, 2015. None of the current or past members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company and none was formerly an officer of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Janet E. Grove, who serves as the Chair, John A. Beckert, Louis J. Grabowsky and Margaret M. Spellings. The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board of Directors members, consistent with criteria approved by the Board of Directors, subject to our amended and restated articles of incorporation and amended and restated bylaws, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders, (3) identifying Board of Directors members qualified to fill vacancies on the Board of Directors or any Board of Directors committee and recommending that the Board of Directors appoint the identified member or members to the Board of Directors or the applicable committee, subject to our amended and restated articles of incorporation and amended and restated bylaws, (4) reviewing and recommending to the Board of Directors corporate governance principles applicable to us, (5) overseeing the evaluation of the Board of Directors and management, and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

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In its assessment of each candidate, the Nominating and Corporate Governance Committee considers many factors including the candidate’s strength of character, the maturity of judgment, familiarity with the Company’s business and industry, independence of thought and the ability to work collegially. While the Nominating and Corporate Governance Committee does not have a formal policy regarding director diversity, such committee may consider other factors that it deems appropriate, which may include ensuring that the Board of Directors, as a whole, is appropriately diverse and consists of individuals with various and relevant experience, as well as the candidate’s technical skills, industry knowledge and experience, and financial expertise.

You may nominate a director at the annual meeting of stockholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Secretary written notice of your intention to do so within the time limits prescribed in our amended and restated bylaws. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before stockholder meetings.

Additionally, the Nominating and Corporate Governance Committee will consider a candidate for director suggested by a stockholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director”, and each other director will qualify as “independent” only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Corporate Governance Guidelines require that a majority of the Board of Directors must meet the independence standards established by the NYSE.

Our Board of Directors has affirmatively determined that each of Mr. Beckert, Mr. Brooks, Mr. Grabowsky, Ms. Grove, Ms. Spellings and Mr. Sullivan is an “independent” member of our Board of Directors in accordance with NYSE rules. In making that determination, the Board of Directors applied the independence standards established by the NYSE and, if applicable, the categorical standards included in our Corporate Governance Guidelines, which are based on the independence standards established by the NYSE. In addition, the Board of Directors considered any other relevant facts and circumstances. Our Corporate Governance Guidelines may be found on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Code of Ethics is available, free of charge, from our Secretary and on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. If we were to further amend or waive any provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our website rather than by filing a Form 8-K.

Securities Trading Policy

Our Board of Directors has adopted a Securities Trading Policy providing that directors, officers and employees may not buy or sell the Company’s securities at any time when such persons have material non-public information concerning the Company.

Succession Planning

The Board of Directors periodically reviews management succession and development plans with our Chief Executive Officer. These plans include Chief Executive Officer succession in the event of an emergency or retirement, as well as the succession plan for the Chief Executive Officer’s direct reports and other key employees critical to our operations and success.

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Policies and Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a Related Person Transaction Policy to establish procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which the Company is a participant, any related person has a direct or indirect material interest and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee is responsible for reviewing, approving and ratifying any related person transaction.

Related Party Transactions

Martin J. Newburger, Eric C. Resnik, Michael S. Shannon, Steven S. Siegel and Bryan J. Traficanti resigned from our Board of Directors during our 2015 fiscal year. Each of such persons is affiliated with KSL Capital Partners, LLC (“KSL”). Following these resignations and the sale of all remaining shares of our common stock owned by an affiliate of KSL on October 20, 2015, KSL and its affiliates are no longer related parties.

Registration Rights Agreement. Effective August 23, 2013, we entered into a registration rights agreement with certain affiliates of KSL. This agreement provided to KSL’s affiliates an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provided that we will pay certain expenses relating to such registrations (excluding underwriting discounts and commissions) and indemnify KSL’s affiliates party thereto against certain liabilities which may arise under the Securities Act of 1933, as amended. In 2015, we directly paid $887,077 in third party expenses relating to such registrations. The agreement terminated upon the sale of all remaining shares of our common stock owned by an affiliate of KSL on October 20, 2015.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements, together with our amended and restated articles of incorporation and amended and restated bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Communications with Directors

Stockholders and other interested parties may communicate with, or otherwise make their concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance and Compensation Committees, or to the non-management directors as a group, by addressing such communications or concerns to our Secretary at 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234, Attention: Secretary. The Secretary will forward such communications to the appropriate party. Such communications may be submitted confidentially or anonymously.

Meetings and Committees of the Board of Directors

Meetings.    Our Board of Directors held four meetings during 2015. Each incumbent director attended a minimum of 75% of the total number of board and committee meetings held while he or she served as a director or member of a standing committee in 2015. All of our directors at the time, other than Mr. Resnick, attended the 2015 Annual Meeting of Stockholders. All of our directors are expected to attend the 2016 Annual Meeting of Stockholders.

Executive Sessions.    Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the Board of Directors. Each of these sessions is presided over by Mr. Beckert and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairperson of the committee.

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BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS

AND MEETINGS HELD DURING FISCAL YEAR 2015

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Number of Meetings Held in 2015	9	5	6
Eric L. Affeldt
John A. Beckert(#)	X		X
Douglas H. Brooks(1)	X	C	X
Louis J. Grabowsky(2)	X		X
Janet E. Grove		X	C
Martin J. Newburger(3)*		X*	X*
Eric C. Resnick(3)*
Michael S. Shannon(3)
Steven S. Siegel(3)*			X*
Margaret M. Spellings(4)		X	X
William E. Sullivan	C	X
Bryan J. Traficanti(3)*		X*

#	Chairman of the Board.
C	Chairperson.
*	No longer a member of our Board of Directors or any of its committees.

(1)	Mr. Brooks served on the Nominating and Corporate Governance Committee until September 3, 2015.
(2)	Mr. Grabowsky was appointed to the Board of Directors on August 4, 2015 and to the Audit Committee and the Nominating and Corporate Governance Committee on September 3, 2015.
(3)	Mr. Resnick resigned from our Board of Directors on August 4, 2015. Messrs. Newburger, Shannon, Siegel and Traficanti resigned from on our Board of Directors on October 21, 2015.
(4)	Ms. Spellings was appointed to our Board of Directors, and to the Compensation Committee and the Nominating and Corporate Governance Committee, on September 15, 2015.

Reimbursements

We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings.

Board of Directors’ Self-Evaluation

Our Board of Directors conducted a self-evaluation of its performance in our fiscal year 2015. The evaluation includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board of Directors conducted a similar self-evaluation with respect to such committee in our fiscal year 2015.

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AUDIT COMMITTEE REPORT

All members of the Audit Committee are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that two members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Exchange Act and has designated Mr. Sullivan and Mr. Grabowsky as those experts. Our Board of Directors has also determined that each director serving on the Audit Committee is independent under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors that was last amended by the Audit Committee and approved by the Board of Directors on December 3, 2013. A copy of the Audit Committee’s charter is available from the Company’s Secretary and made available on the Corporate Governance page of our Investor Relations website at ir.clubcorp.com. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.

The Audit Committee was formed on August 29, 2013. Periodically, the Audit Committee meets separately with management, the Company’s independent registered public accounting firm and the Company’s internal auditors. The Audit Committee held nine meetings in fiscal year 2015. At six of these meetings, the Audit Committee met in separate private sessions with the Company’s chief audit executive and the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee (and occasionally, other members of the Board of Directors) in attendance was also held at six of these meetings. The Audit Committee’s agenda is established by the Audit Committee’s chairperson and the Company’s chief audit executive and chief financial officer.

Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, review the integrity of the Company’s financial reporting processes. The Audit Committee also has the responsibility to review, at least annually, the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America; and for auditing the Company’s internal control over financial reporting and expressing an opinion whether the Company maintained, in all material respects, effective internal control over financial reporting. These opinions are based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2015, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.

In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to the Company by its independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its responsibilities for the fiscal year ended December 29, 2015, the Audit Committee met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2015, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.

The Audit Committee and members of the Company’s management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Audit Committee and others charged with governance responsibilities under PCAOB Standard No. 16 (Communication with Audit Committees), and other regulations. The Audit Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the Company, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm’s communications with the Audit Committee concerning independence.

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The Audit Committee has selected Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s consolidated financial statements for the 2016 fiscal year and the effectiveness of the Company’s internal control over financial reporting as of December 27, 2016. The Audit Committee’s selection of Deloitte & Touche LLP took into account the Audit Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services. In the Audit Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2015 did not impair the firm’s independence.

In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2015 and that such report be filed with the SEC.

The Audit Committee

William E. Sullivan, Chairman

John A. Beckert

Douglas H. Brooks

Louis J. Grabowsky

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BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Principal Stockholders

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 8, 2016, for:

•	each person known by us to own beneficially more than 5% of our outstanding shares of common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise specified, the address of each beneficial owner is c/o ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	%**
5% Stockholders
BAMCO, Inc.(1)	4,216,179	6.4%
The Vanguard Group(2)	4,124,670	6.3%
BlackRock, Inc.(3)	3,566,830	5.4%
RS Investment Management Co. LLC(4)	3,300,413	5.0%
Citadel Advisors LLC(5)	2,616,511	4.0%
Directors and Named Executive Officers
John A. Beckert	100,622	*
Douglas H. Brooks	24,452	*
Louis J. Grabowsky	5,028	*
Janet E. Grove	22,815	*
Margaret M. Spellings	4,399	*
William E. Sullivan	16,652	*
Eric L. Affeldt(6)	789,378	1.2%
Curtis D. McClellan(6)	127,775	*
Mark A. Burnett(6)	388,231	*
James K. Walters(7)	136,365	*
Ingrid J. Keiser(6)	160,528	*
All directors and executive officers as a group (15 individuals)	1,917,134	2.9%

*	Less than 1%.
**	Based on 65,541,922 shares outstanding as of April 8, 2016.
(1)	This information is based solely on a Schedule 13G/A jointly filed with the SEC on February 16, 2016 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(2)	This information is based solely on a Schedule 13G jointly filed with the SEC on February 11, 2016 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

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(3)	This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 28, 2016. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2016 by RS Investment Management Co. LLC. The address for RS Investment Management Co. LLC is One Bush Street, Suite 900, San Francisco, CA 94104.
(5)	This information is based solely on a Form 13G/A jointly filed with the SEC on February 16, 2016 on behalf of Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH2 and CGP, the “Reporting Persons”) with respect to shares of our common stock (and options to purchase such common stock) owned by Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for CG and SC. Citadel Advisors II LLC, a Delaware limited liability company (“CA2”), is the portfolio manager of CQ. CAH2 is the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive officer of, and owns a controlling interest in, CGP. The address of the Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.
(6)	Includes 146,468, 38,747, 50,912 and 26,620 shares of unvested restricted stock with respect to Messrs. Affeldt, McClellan and Burnett and Ms. Keiser, respectively.
(7)	Mr. Walters resigned from this position effective January 11, 2016.

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DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers. Biographical information pertaining to our directors, including Mr. Affeldt, who is both a director and an executive officer, can be found above in “Election of Directors.”

Name	Age	Position
Eric L. Affeldt	58	President, Chief Executive Officer and Director
Curtis D. McClellan	49	Chief Financial Officer and Treasurer
Mark A. Burnett	51	Chief Operating Officer
Ingrid J. Keiser	55	General Counsel, Secretary and Executive Vice President of People Strategy
Charles H. Feddersen	49	Executive Vice President of Golf & Country Clubs
Patrick A. Droesch	52	Executive Vice President of Business, Sports & Alumni Clubs
Andrew V. Miller	54	Executive Vice President of Membership
Todd M. Dupuis	53	Chief Accounting Officer
John A. Beckert	62	Director and Chairman of the Board of Directors
Douglas H. Brooks	63	Director
Louis J. Grabowsky	64	Director
Janet E. Grove	65	Director
Margaret M. Spellings	58	Director
William E. Sullivan	61	Director

Curtis D. McClellan has served as our Chief Financial Officer and Treasurer since November 2008. Prior to that, he served as vice president of finance and controller for FedEx Office and Print Services, Inc. from March 2003 to November 2008. Mr. McClellan has worked in a number of retail-oriented, multi-store companies, including Digital Generation Systems, Inc. from January 2002 to March 2003, GroceryWorks.com, LLC from May 2000 to December 2001, and Randall’s Food Markets, Inc. from March 1991 to May 2000. He currently serves on the board of managers and as chair of the audit committee for Avendra, LLC. Mr. McClellan holds a B.S. in accounting from Abilene Christian University and is a Certified Public Accountant.

Mark A. Burnett has served as our Chief Operating Officer since October 2013 and previously served as Executive Vice President of Golf & Country Clubs from December 2006 to October 2013. From December 2004 to December 2006, Mr. Burnett was the owner and operator of a multi-unit territory of Five Guys Enterprises, LLC franchises. Prior to that, he served as chief operating officer for American Golf Corporation from January 2000 to December 2004. Mr. Burnett previously served as president and chief executive officer from June 1998 to December 1999 and chief operating officer from September 1996 to June 1998 for KSL Fairways Golf Corporation, and as vice president of operations for Golf Enterprises, Inc. from January 1993 to August 1996. Mr. Burnett holds a B.S. in business management from Indiana University.

Ingrid J. Keiser has served as our General Counsel, Secretary, and Executive Vice President of People Strategy since July 2008 and previously as Chief Legal Officer from July 2007 to July 2008. Prior to that, Ms. Keiser served as an attorney at American Airlines from August 2004 to July 2007. She previously served as assistant general counsel and assistant secretary for Vail Resorts, Inc. from January 1997 to August 2004, and as senior counsel and secretary for Ralston Resorts, Inc. (formerly known as Keystone Resorts Management, Inc.) from May 1992 to January 1997 and as associate counsel from May 1989 to May 1992. Ms. Keiser holds a J.D. from the University of Wisconsin Law School, and a B.A. in international relations from University of California at Davis.

Charles H. Feddersen has served as our Executive Vice President of Golf & Country Clubs since November 2015. Previously, he served as our Senior Vice President, Business, Sports & Alumni Clubs from January 2014 to November 2015, and as our Regional Vice President, North Texas from January 2010 to December 2013. Mr. Feddersen attended the University of Phoenix and served as a Sergeant in the U.S. Army.

Patrick A. Droesch has served as our Executive Vice President of Business, Sports & Alumni Clubs since November 2014. Prior to joining us, he served as Chief Operating Officer and President of Front Burner Restaurants from March 2013 to June 2014, and Chief Operating Officer and President of Lone Star Management (owner of Lone Star Steakhouse and Texas Land & Cattle Steakhouse) from June 2010 to February 2013. He has served as a board member of Real Mex Restaurants since November 2014. Mr. Droesch holds a B.A. in Communications from California State University.

Andrew V. Miller has served as our Executive Vice President of Membership since January 2016. Previously, he served as our Senior Vice President, Membership Sales – Golf and Country Club Division from October 2007 to January 2016, and as our Regional Vice President, Operations from June 2004 to October 2007. Mr. Miller holds an MBA from Southern Methodist University, a BAAS in education from the University of North Texas and an AAAS in Business Management from the University of Minnesota.

Todd M. Dupuis has served as our Chief Accounting Officer since June 2015. He had previously served as our Vice President and Controller since May 2008. Mr. Dupuis holds a BBA in Accounting from Lamar University and is a Certified Public Accountant.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our compensation discussion and analysis discusses the compensation programs and policies in place for our named executive officers (or “NEOs”). For the fiscal year ended December 29, 2015, our NEOs were as follows:

•	Eric L. Affeldt, our President and Chief Executive Officer;
•	Curt D. McClellan, our Chief Financial Officer;
•	Mark A. Burnett, our Chief Operating Officer;
•	James K. Walters, our former Executive Vice President, Sales & Marketing(1); and
•	Ingrid J. Keiser, our General Counsel, Secretary and Executive Vice President of People Strategy.

____________

(1)	Mr. Walters resigned from his position as Executive Vice President, Sales & Marketing on January 11, 2016 and his employment with us terminated on March 15, 2016.

Our compensation discussion and analysis provides an overview of the objectives of our executive compensation program and explains our compensation decision-making process. The compensation provided to our NEOs for fiscal year 2015 is set forth in detail in the Summary Compensation Table and the other tables appearing under “Compensation of Executive Officers.”

Executive Summary

2015 Financial Performance

The charts below illustrate some of the key indicators of our financial health and performance over the six year fiscal period from 2010 to 2015.

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____________

(1)	Includes results from clubs acquired in the Sequoia Golf acquisition on September 30, 2014.

(2)	See Annex A to this Proxy Statement for additional information regarding Adjusted EBITDA, as well as a reconciliation from net (loss) income.

Highlights of our fiscal year 2015 accomplishments include the following:

•	Revenue was up 19% over fiscal year 2014, to $1,053 million.
•	Adjusted EBITDA was up 19% over fiscal year 2014, to $234 million.
•	Membership, excluding managed clubs, was up 2.8% over fiscal year 2014, to approximately 173,000.
•	Approximately 50% of our memberships were enrolled in our Optimal Network Experience (O.N.E.) or similar upgrade programs as of the end of fiscal year 2015, compared to approximately 39% of memberships as of the end of fiscal year 2014.
•	We acquired nine clubs, with one subsequently divested, and completed reinventions at 21 clubs.
•	As of the end of fiscal year 2015, we owned, leased or operated through joint ventures 148 golf and country clubs and managed 10 such clubs, and we owned, leased or operated through joint ventures 46 business, sports and alumni clubs and managed three such clubs.

2015 Executive Compensation Highlights

The key executive compensation decisions for fiscal year 2015 were as follows:

•	We made no changes to the annual base salaries of our NEOs;
•	We continued to place a large percentage of our annual long-term incentive awards “at risk” as 50% of each NEO’s annual long-term incentive grant was in the form of performance-based restricted stock units which vest depending on our achievement of pre-established performance objectives based on total shareholder return over a three-year performance period (as described in further detail in this compensation discussion and analysis).
•	Approximately 71% of the 2015 target total direct compensation (defined as salary plus target annual short-term incentive plus target equity-based awards) approved for Mr. Affeldt was variable or at risk, with 48% in the form of long-term equity incentives tied to the performance of our stock price and 23% in the form of short-term incentives tied to our financial performance and Mr. Affeldt’s individual performance. In the aggregate, approximately 63% of the 2015 target total direct compensation approved for the other NEOs was variable or at risk.

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Pay Practices Aligned with Shareholder Interests

Our compensation philosophy is designed to align our executive compensation programs with long-term shareholder interests, which include the following:

•	Our annual cash bonus plan requires that we attain a threshold level of Adjusted EBITDA before any portion of the annual bonus may become payable.
•	A majority of the NEOs’ compensation is variable or at risk, being tied to incentives based upon our financial performance or to our stock price.
•	We do not grant any equity awards that provide for “single trigger” vesting upon a change in control.
•	We do not have a defined benefit pension plan or supplemental executive pension plan.

Impact of 2015 Stockholder Advisory Vote on the Compensation of Named Executive Officers

In June 2015, we provided our stockholders with an advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal). At the 2015 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with over 98% of the votes cast, excluding abstentions and broker non-votes, in favor of the say-on-pay proposal. The Compensation Committee regarded this result as evidence of strong stockholder support of our executive compensation program and considered the results of the say-on-pay proposal and numerous other factors, as discussed in this compensation discussion and analysis, in evaluating our executive compensation program. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay proposals when making future compensation decisions for our NEOs.

Overview of Executive Compensation Program Objectives

Our executive compensation program is designed to achieve the following objectives:

•	alignment between our NEOs’ interests and our stockholders’ interests by tying both annual and long-term incentive compensation to financial and operations performance and, ultimately, to the creation of enterprise value;
•	attracting and retaining high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies and rewards personal performance; and
•	supporting business growth, financial results and the expansion of our portfolio of clubs.

The 2015 executive compensation program was designed to be competitive with companies with whom we compete for executive talent and to be fair and equitable to us, our executives and our stockholders. We believe that the 2015 executive compensation program provided appropriate alignment between NEOs’ compensation and our stockholders’ interests in the long-term and appropriate compensation opportunities based in part on individual performance in the short-term. In 2014, we modified our executive compensation program to better reflect a performance-based approach, resulting in a higher proportion of NEO compensation that is variable or “at risk,” being tied to incentives based upon our financial performance or to our stock price, with a continuing emphasis on alignment with the interests of our stockholders. The 2015 executive compensation program maintains this structure.

Compensation Decision-Making and Role of the Compensation Committee

All decisions regarding the compensation program for our NEOs for 2015 were made by the Compensation Committee. The Compensation Committee relied on its judgment, and on the data and recommendations provided by its independent compensation consultants, as discussed below, in making compensation decisions for individual NEOs.

In making its decisions, the Compensation Committee carefully evaluated each NEO’s performance during the year against established goals, leadership qualities, our financial performance, the NEO’s business responsibilities and career with us, and the NEO’s current compensation arrangements and long-term potential to enhance enterprise value. Generally, in evaluating performance for these purposes, the Compensation Committee reviewed the following criteria:

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•	our strategic goals and objectives;
•	individual management objectives that relate to our strategies;
•	our achievement of specific financial goals, including Adjusted EBITDA results; and
•	our overall financial performance.

Role of our Named Executive Officers in Compensation Decisions

All decisions regarding the structure of the 2015 executive compensation program, and the compensation received by our NEOs pursuant to the program, were made by the Compensation Committee. In this regard, the Compensation Committee consulted with Mr. Affeldt to review the performance of the NEOs (other than Mr. Affeldt) and to establish individual management objectives and compensation levels for our other NEOs. Mr. Affeldt does not actively participate in the Compensation Committee discussions regarding his own compensation. Messrs. Affeldt, Burnett and McClellan and Ms. Keiser were present for the Compensation Committee’s discussions regarding compensation for officers generally under the 2015 executive compensation program. They discussed and made compensation recommendations regarding officers and personnel. None of them made any recommendations concerning, or determined, his or her own compensation under the 2015 executive compensation program and none of them was present when his or her own compensation was determined by the Compensation Committee.

Compensation Consultants

Role of the Compensation Consultants

The Compensation Committee has utilized independent compensation consultants to provide benchmarking and peer group analyses used in developing our executive compensation program since 2013. The Compensation Committee generally looks to its independent consultants for market information and recommendations about the amount of compensation for individual executive officers. The Compensation Committee’s charter provides the Compensation Committee with sole discretion to retain any compensation consultant, independent legal counsel or other adviser and requires us to provide the Compensation Committee with funding for these purposes.

2013 Pearl Meyer Compensation Study. In May 2013, the Company retained Pearl Meyer & Partners (“Pearl Meyer”) as an independent compensation consultant to provide a compensation study to the Board of Directors (and ultimately to the Compensation Committee, upon its formation in August 2013) for purposes of developing our executive compensation program structure and elements and to assist us in determining levels of total annual base salary, target annual incentive and target long-term incentive compensation of our executive officers. The Pearl Meyer study included market information for a peer group of publicly-traded companies in the hospitality and leisure industries whose revenues, EBITDA and market capitalization were similar to ours. These peer companies were selected by Pearl Meyer with input from our Board of Directors. Based on information available at the time of the study, these companies had revenues between $830 million and $1.4 billion, EBITDA between $73 million and $394 million and market capitalizations between $303 million and $3.1 billion.

SeaWorld Entertainment, Inc.	CEC Entertainment, Inc.	Interval Leisure Group, Inc.
Pinnacle Entertainment, Inc.	Churchill Downs, Inc.	Great Wolf Resorts, Inc.
Ameristar Casinos, Inc.	Choice Hotels International, Inc.	Dave & Buster’s Entertainment, Inc.
Life Time Fitness, Inc.	Tropicana Entertainment, Inc.	Whistler Blackcomb Holdings, Inc.
Vail Resorts, Inc.	International Speedway Corp.	LaSalle Hotel Properties
Isle of Capri Casinos, Inc.	Town Sports International Holdings, Inc.	Sunstone Hotel Investors, Inc.

The Pearl Meyer study compared our 2013 executive compensation program structure, elements and compensation levels to market information derived from Pearl Meyer’s proprietary surveys, from surveys published by Towers Watson, and from proxy statement disclosures by the peer companies. The Pearl Meyer study also benchmarked the compensation of our executive officers against similarly situated executives among the peer group companies and made recommendations regarding the base salary, annual bonus and long-term equity compensation for each of our executive officers. The study indicated that the base salaries for Messrs. Affeldt and McClellan and Ms. Keiser were below market median, that the base salary for Mr. Burnett approximated the market median, and that the NEOs’ target annual short-term incentives were below median. Pearl Meyer also recommended that after our initial public offering in September 2013, our executive officers’ long term incentive awards should be granted annually and include a mix of performance based and non-performance based awards, consistent with market practices for publicly traded companies. While we do not benchmark the target total direct compensation of our executive officers to a specific market percentile, in 2014, the Compensation Committee increased the target total direct compensation opportunity for our NEOs to better align their compensation with the median of the peer group companies identified by Pearl Meyer.

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2013 Mercer Compensation Study. In December 2013, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as an independent compensation consultant to review the structure of the annual incentive and long-term incentive components of our executive compensation program, including the design of performance-based restricted stock units. Mercer presented its conclusions to the Compensation Committee in 2014 and made recommendations regarding the design and total compensation opportunity for our executive officers under the short-term incentive plan, and regarding the design of long-term equity incentives. Following Mercer’s recommendation to emphasize pay for performance based on the achievement of objective performance measures and thereby increase alignment with our stockholders’ interests, our Compensation Committee designed our short-term incentive plan to be largely tied to our Adjusted EBITDA and our long-term equity incentives to be linked to our total shareholder return.

In establishing the compensation of our NEOs in 2015, the Compensation Committee considered the results of the Pearl Meyer study and the recommendations provided by Mercer, together with the Compensation Committee’s own judgment regarding the responsibilities of our NEOs and the appropriate level of compensation available to them. The Compensation Committee sought to increase alignment between executive compensation and long-term stockholder interests, and to provide an appropriate recognition of the Company’s increased size and complexity after our acquisition of Sequoia Golf in 2014. The Compensation Committee considered an increase in equity-based awards to be an appropriate means of achieving both of these objectives. Accordingly, the Compensation Committee determined to increase the target amounts of equity awards to the NEOs in 2015, with such increases in the amounts of $100,000 for each of Messrs. Affeldt and Burnett and $50,000 for each of Messrs. McClellan and Walters and Ms. Keiser. Because of these increases, the total direct compensation opportunity for each NEO in 2015 increased over his or her total direct compensation for 2014, and no changes were made to the annual base salaries or the target amounts of annual short-term incentives of the NEOs in 2015.

The Compensation Committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis to help ensure that our executive compensation program remains appropriate and consistent with our objectives as described above. While the Compensation Committee may refer to peer group and market information, the Compensation Committee does not benchmark any element of the annual compensation of the NEOs to a specific market percentile. The Compensation Committee expects that a significant portion of each NEO’s total compensation package will continue to be focused on rewarding future performance through a combination of at-risk cash and equity incentive awards.

Compensation Consultants Conflicts Assessment

The Compensation Committee has considered the independence of each of Pearl Meyer and Mercer using NYSE independence rules and found both Pearl Meyer and Mercer to be independent.

Elements of Our 2015 Executive Compensation Program

The 2015 executive compensation program established by the Compensation Committee consisted of the following elements:

•	base salary;
•	short-term incentives (annual cash bonuses);
•	long-term incentive compensation in the form of restricted stock awards (or “RSAs”) and performance-based restricted stock units (or “PSUs”); and
•	health and retirement benefits and perquisites, including relocation benefits and life insurance benefits.

Under the 2015 executive compensation program, our NEOs were eligible for a mix of performance based and non-performance based compensation. The Compensation Committee attempted to achieve an appropriate mix between these two types of compensation, as well as an appropriate balance between cash and equity-based compensation. In addition, as discussed above, the Compensation Committee increased the target amounts of long-term incentives granted to the NEOs in 2015 in order to increase alignment between executive compensation and long-term stockholder interests, and to recognize the Company’s increased size and complexity after our acquisition of Sequoia Golf in 2014; accordingly, the total direct compensation opportunity for each NEO in 2015 increased over his or her 2014 total direct compensation. However, the 2015 executive compensation program did not include formal policies relating to the allocation of total direct compensation among the various elements of compensation provided to the NEOs.

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The following charts indicate the allocation of 2015 target total direct compensation between base salary, short-term incentives, RSAs and PSUs for Mr. Affeldt and the other NEOs.

Consistent with our executive compensation program objectives, a majority of the NEOs’ compensation is variable or at risk, being tied to incentives based upon our financial performance or to our stock price. In addition, a significant portion of such compensation is long-term in nature and therefore linked to the creation of enterprise value. For example, approximately 71% of the 2015 target total direct compensation approved for Mr. Affeldt was variable or at risk, with 48% in the form of long-term equity incentives tied to the performance of our stock price and 23% in the form of short-term incentives tied to our financial performance and Mr. Affeldt’s individual performance. In the aggregate, approximately 63% of the 2015 target total direct compensation approved for the other NEOs was variable or at risk.

Base Salary

Pursuant to the 2015 executive compensation program, the annual base salaries of our NEOs were set with the objective of attracting and retaining highly-qualified individuals for the relevant positions and rewarding individual performance. When determining 2015 salary levels for individual executive officers, the Compensation Committee considered salary ranges for comparable positions at comparable companies, the executive’s responsibilities, experience, potential, skills, individual performance and contribution to our business, as well as demand in the labor market and succession planning; however, none of these factors was subject to any specific performance targets, nor given a specific weighting in the process of setting individual salaries.

Accordingly, the Compensation Committee determined that the annual base salary for each NEO was appropriate and did not make any adjustments to the annual base salaries of the NEOs during 2015. As of December 29, 2015, the annual base salaries payable to our NEOs were as follows:

Eric L. Affeldt	$650,000
Curtis D. McClellan	$350,000
Mark A. Burnett	$400,000
James K. Walters	$317,000
Ingrid J. Keiser	$300,000

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Short-Term Incentives

Annual Short-Term Incentive Program

Each of our NEOs was eligible to earn an annual cash bonus for 2015 under our short-term incentive program which is designed to motivate and reward executives by aligning pay with performance. The Compensation Committee approves the short-term incentive program each year, including the minimum performance threshold that must be attained before any annual bonus may become payable, the maximum bonus that may become payable to each participant, the applicable performance goals, and the weighting, payout parameters and specific targets for each performance goal. As discussed above under “Compensation Consultants—Role of the Compensation Consultants,” the Compensation Committee increased the target amounts of long-term incentives granted to the NEOs in 2015, such that the total direct compensation opportunity for each NEO in 2015 increased over his or her total direct compensation for 2014. Accordingly, the Compensation Committee determined that the short-term incentive for each NEO was appropriate and did not make any adjustments to the target annual cash bonuses for the NEOs during 2015.

The terms of the 2015 short-term incentive program required that the Company attain a minimum threshold of 95% of budgeted Adjusted EBITDA (as defined below) for fiscal year 2015 before any amount of the annual bonus would become payable to the NEOs. The Compensation Committee used Adjusted EBITDA in order to effectively tie the compensation to our operating results. If this minimum threshold was achieved, then each NEO was eligible to earn an annual bonus based on such NEO’s target bonus which is expressed as a percentage of annual base salary (as described in the table below). For each NEO, 60% of such target bonus was based upon our achievement of Adjusted EBITDA results for fiscal year 2015 (the “Adjusted EBITDA Bonus”), and 40% of such target bonus was determined in the Compensation Committee’s sole discretion (the “Discretionary Bonus”), as described below.

For purposes of determining budgeted Adjusted EBITDA, (i) “EBITDA” is defined as net income before interest expense, income taxes, interest and investment income, and depreciation and amortization, and (ii) “Adjusted EBITDA” is defined as EBITDA plus or minus impairments, gain or loss on disposition and acquisition of assets, losses from discontinued operations, loss on extinguishment of debt, non-cash and other adjustments, equity-based compensation expense and an acquisition adjustment. However, for purposes of determining annual bonuses under the 2015 short-term incentive program, Adjusted EBITDA excludes the expense associated with payouts under the program and excludes income and expenses attributable to acquisitions that were not included in budgeted Adjusted EBITDA.

Adjusted EBITDA Bonus Component. In determining the actual amount of the Adjusted EBITDA Bonus for 2015, the targeted amount of the Adjusted EBITDA Bonus (representing 60% of each NEO’s target bonus) would be decreased or increased to the extent that actual Adjusted EBITDA was less or more than 95% of the budgeted Adjusted EBITDA, such that the ultimate payout would be within a range of 0% to 200% of the targeted amount of the Adjusted EBITDA Bonus, determined by linear interpolation based on the level of Adjusted EBITDA achieved. Specifically, no payout would be made if the minimum threshold of 95% of budgeted Adjusted EBITDA was not met, 50% of the target amount of the Adjusted EBITDA Bonus would become payable if our Adjusted EBITDA for fiscal year 2015 was 95% of budget, 100% of the target amount of the Adjusted EBITDA Bonus would become payable if our Adjusted EBITDA for fiscal year 2015 was 100% of budget, and the payout would be capped at 200% of the target amount of the Adjusted EBITDA Bonus if our Adjusted EBITDA for fiscal year 2015 was 115% of budget or higher.

Discretionary Bonus Component. The amount of the Discretionary Bonus payable under the 2015 short-term incentive program could range from 0% to 40% of each NEO’s target bonus. The actual amount of the Discretionary Bonus was determined by the Compensation Committee in its sole discretion after taking into account, among other things, our revenue and operating results and individual NEO performance toward those results.

2015 Target Bonuses. In March 2015, the Compensation Committee approved short-term incentive awards for each of the NEOs. The target bonuses for the NEOs remained the same in 2015 as compared to 2014. The 2015 target bonuses, reflected in dollars and as a percentage of 2015 base salary, were as follows:

Name	Annual Target Bonus in Dollars	Annual Target Bonus as a Percentage of Salary
Eric L. Affeldt	$520,000	80%
Curtis D. McClellan	$175,000	50%
Mark A. Burnett	$260,000	65%
James K. Walters	$158,500	50%
Ingrid J. Keiser	$150,000	50%

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2015 Short-Term Incentive Payouts. Our Adjusted EBITDA, calculated for purposes of the annual bonus under the 2015 short-term incentive program and excluding the expense associated with payouts under the program, was $241.0 million for fiscal year 2015, which was approximately 95.9% of the budgeted Adjusted EBITDA for fiscal year 2015 of $251.4 million used for purposes of the annual bonus under the 2015 short-term incentive program. In March 2016, the Compensation Committee determined the amount of the Adjusted EBITDA Bonus to be paid to the NEOs based on these 2015 Adjusted EBITDA results. In addition, the Compensation Committee determined, in its discretion and in light of our 2015 revenue and operating results, the complexity of our operations and efficiencies achieved in 2015, and the integration of Sequoia Golf in 2015, to pay the maximum amount of the Discretionary Bonus to each of the current NEOs. The table below sets forth the payouts to each of the NEOs under the 2015 short-term incentive program:

Name	2015 Adjusted EBITDA Bonus	2015 Discretionary Bonus	2015 Total Bonus Payout
Eric L. Affeldt	$156,000	$208,000	$364,000
Curtis D. McClellan	$52,500	$70,000	$122,500
Mark A. Burnett	$78,000	$104,000	$182,000
James K. Walters	$47,550	$52,450	$100,000
Ingrid J. Keiser	$45,000	$60,000	$105,000

The 2015 total bonus payout, as reflected in the above table, constituted approximately 70% of the target bonus award opportunity for Messrs. Affeldt, McClellan and Burnet and Ms. Keiser, and 63% of the target bonus award opportunity for Mr. Walters.

Additional Discretionary Bonuses. In addition to the bonuses payable under the 2015 short-term incentive program, the Compensation Committee determined to award each of Messrs. Affeldt, McClellan and Burnett and Ms. Keiser a discretionary bonus for their roles in the restructuring of our credit facility and issuance of senior notes in 2015 and efforts toward the Company’s compliance with the Sarbanes-Oxley Act of 2002. Mr. Walters was not included in this discretionary bonus because he was not called upon to make a contribution toward these matters. The amounts of the discretionary bonuses awarded were as follows: $52,000 to Mr. Affeldt, $17,500 to Mr. McClellan, $26,000 to Mr. Burnett and $15,000 to Ms. Keiser.

Equity-Based Awards

We believe that successful performance over the long term is aided by the use of equity-based awards which creates an ownership culture among our employees that provides alignment with the interests of our stockholders and an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business. In addition, the Compensation Committee, in consultation with each of Pearl Meyer and Mercer, has taken steps to develop a long-term incentive program that the Compensation Committee believes reflects a performance-based approach with an emphasis on alignment with our stockholders. Awards of equity under our 2015 NEO compensation program were allocated 50% to performance-based awards and 50% to time-based awards.

The Compensation Committee typically grants long-term incentive compensation to the Company’s executive officers annually in the first quarter of the year. The grants are made under the ClubCorp Holdings, Inc. 2012 Stock Award Plan (the “Stock Plan”) and may also be made at other times of the year for a newly hired or promoted executive officer. The Compensation Committee granted long-term incentive compensation to each of the NEOs in February 2015 under the Stock Plan. For each NEO, 50% of the long-term incentive was in the form of RSAs, which vest over time, and 50% of the award was in the form of PSUs, which vest over time but are subject to adjustment based on performance measures as described below.

Restricted Stock Awards

The RSAs granted in 2015 vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, provided that the NEO is continuously employed by us through the applicable vesting date. Prior to vesting, and so long as they are outstanding, the RSAs receive dividends at the times and in the per share amount paid on shares of our common stock.

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Performance Restricted Stock Units

The PSUs granted in 2015 provide for the right upon vesting to receive one share of our common stock in exchange for each vested unit. The PSUs granted in 2015 will fully vest on the last day of the three-year performance period (i.e., January 31, 2018) so long as the applicable performance measure is achieved (as described below) and the NEO is continuously employed by us through such vesting date. Whereas the PSUs granted in 2014 were designed to transition participants to a three-year performance period and vesting schedule and therefore partially vested in each the second and third years following the grant date, the PSUs granted in 2015 fully incorporate the three-year performance period and vesting schedule. If the NEO dies or becomes disabled during the twelve month period immediately preceding the last day of the applicable performance period, the NEO will vest in the number of PSUs determined based on the level of achievement described below but prorated for the number of days the NEO was employed during the applicable performance period.

The vesting of the PSUs is subject to the satisfaction of performance measures tied to our total shareholder return compared to the total shareholder return for a selected group of companies, over the three-year performance period. In considering the design of the 2015 PSUs, the Compensation Committee sought to provide alignment between executive compensation and the interests of our stockholders The Compensation Committee selected total shareholder return as the performance measure because in the judgment of the Compensation Committee, total shareholder return provides an appropriate alignment between the compensation of our NEOs and the return provided to our stockholders over a three-year performance period. Consistent with these objectives, the use of total shareholder return as a performance measure could result in a payout in shares of common stock that is less or greater than the target number of units subject to the award (or no payout if the threshold level of performance is not achieved), as described below.

Total shareholder return is equal to the difference between the value of a share of common stock at the beginning and end of the performance period, plus dividends paid as if reinvested in stock, divided by the value of a share of common stock at the beginning of the performance period. The value of a share of common stock at the beginning of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month immediately preceding such performance period, and the stock price at the end of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month of such performance period. The companies used for purposes of measuring total shareholder return are those companies listed on the S&P Leisure Time Services Select Industry Index on the first day of the applicable performance period (but excluding any such company that ceases to be publicly traded prior to the expiration of such performance period).

The relative total shareholder return targets, and the corresponding payouts expressed as a percentage of the target number of PSUs, are as follows:

Company Total Shareholder Return Relative to Peer Group	Payout as Percentage of Target Award
90th percentile or above	175%
50th percentile	100%
30th percentile	50%
less than 30th percentile	0%

If our total shareholder return is negative, the maximum number of PSUs that may vest will be 100% of the target award for the applicable performance period.

Prior to vesting, each PSU accrues the right to receive a cash payment equal to each dividend paid on one share of our common stock while the unit is outstanding. These dividend equivalent rights are paid at the end of the applicable performance period, depending upon the number of units which vest.

2015 Long-Term Incentive Grants

In February 2015, the Compensation Committee approved long-term incentives for the NEOs, as reflected in the table below. The Compensation Committee increased the target amounts of long-term incentives granted to the NEOs in 2015 compared to the target amounts in 2014, with such increases in the amounts of $100,000 for each Messrs. Affeldt and Burnett and $50,000 for each Messrs. McClellan and Walters and Ms. Keiser. These increases were made in recognition of the Company’s increased size and complexity after the acquisition of Sequoia Golf in 2014, such that the total direct compensation opportunity for each NEO in 2015 increased over his or her total direct compensation for 2014.

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Name	2015 Target Long-Term Incentive Compensation ($)(1)	2015 Restricted Stock Awards (#)	2015 Performance Restricted Stock Units (At Target) (#)
Eric L. Affeldt	1,100,000	31,512	31,511
Curtis D. McClellan	400,000	11,459	11,459
Mark A. Burnett	600,000	17,189	17,188
James K. Walters	300,000	8,595	8,594
Ingrid J. Keiser	300,000	8,595	8,594

(1)	The value of the target annual long-term incentive was calculated using the average closing price of our common stock over all trading days that occurred in January 2015 ($17.454 per share).

Severance and Change in Control Benefits

Except as described below with respect to the PSUs, none of our NEOs were entitled to any contractual severance protections during 2015. We do not have a formal severance policy and, as a general matter, do not provide contractual severance protections to our executive officers. However, we have, from time to time, agreed to provide contractual severance protections pursuant to arm’s-length negotiations of an executive officer’s employment arrangement with us. In general, severance payments and benefits are intended to ease the consequences of an unexpected or involuntary termination of employment and to give an executive an opportunity to find new employment. Typically, the severance pay ranges from six months to two years of base salary if the executive is terminated by us without cause. In the past, we have entered into severance agreements that have provided for continued payment of the executive’s base salary for a number of months during a transition period followed by a lump sum severance payment, accelerated vesting of outstanding long-term incentive awards and continued club membership privileges for a period of time following termination of the executive’s employment.

We do not provide change of control benefits to our executive officers and none of our executive officers currently has a contractual right to receive severance upon termination of employment for any reason. Neither RSAs nor PSUs provide for any automatic acceleration of vesting upon a change in control.

While RSAs do not provide for any acceleration of vesting upon a termination of employment for any reason, PSUs provide for certain accelerated vesting upon a termination due to death or disability. Specifically, if the NEO dies or becomes disabled during the last twelve months of the applicable performance period, the NEO will vest in the number of PSUs determined in accordance with the PSU payout table set forth above as if the NEO had remained employed through the applicable vesting date, but prorated for the number of days the NEO was employed during the performance period. In the hypothetical event that any of our NEOs had terminated employment due to death or disability on December 29, 2015, assuming that the threshold number of PSUs held on that date by the NEO would be subject to such accelerated vesting with their value determined based on the closing price of our common stock on December 29, 2015, which was $18.32 per share, the NEO would be entitled to receive a number of shares resulting from the accelerated vesting of such PSUs as follows: Mr. Affeldt, 10,471 shares with a value of $191,829; Mr. McClellan, 3,729 shares with a value of $68,315; Mr. Burnett, 5,450 shares with a value of $99,844; and each Mr. Walters and Ms. Keiser, 2,725 shares with a value of $49,922, respectively.

Severance Agreement with Mr. Walters. Mr. Walters resigned from his position as Executive Vice President, Sales & Marketing on January 11, 2016 and his employment with us terminated on March 15, 2016. In connection with his resignation, we entered into a severance payment and release agreement with Mr. Walters on January 7, 2016. Pursuant to that agreement, Mr. Walters was placed on “garden leave” for the period commencing on January 11, 2016 and ending on March 15, 2016, during which he participated in our health plan and received his base salary. In addition, Mr. Walters became vested in RSAs then held by him for which the applicable vesting conditions were satisfied on or prior to March 15, 2016. Mr. Walters remained eligible to receive an annual cash bonus under the 2015 short-term incentive program as discussed above. Mr. Walters also received severance payments and benefits consisting of (i) a lump sum cash severance payment of $339,167 on March 15, 2016, (ii) a dues free recallable membership at a Company-owned club through January 10, 2021, and (iii) payment of $10,000.00 for reimbursement of his expenses incurred in commuting in 2015 from his primary residence in Wisconsin to the Company’s corporate office in Texas.

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Health Benefits

We offer group health insurance coverage to all of our full-time employees. Because our employees, including our executive officers, are not eligible to participate in our group health plans for the first 90 days of their employment, we generally provide any executive who commences employment with us with a lump sum payment (plus a tax gross-up) equal to the difference between what the executive would have paid for health benefits under our plans and the executive’s out-of-pocket costs for COBRA coverage under such executive’s former employer’s plan for a period of 90 days.

Retirement Benefits

We maintain a defined contribution pension plan (the “401(k) Plan”) for all full-time employees with at least six months of service, including our NEOs. The 401(k) Plan provides that each participant may make pre-tax and post-tax contributions pursuant to certain restrictions; however, we do not provide any type of discretionary contribution or matching contribution.

We do not provide any non-qualified deferred compensation or defined benefit pension plans to any of our executive officers.

Perquisites

We typically compensate our executive officers in cash and equity rather than with perquisites, and do not view perquisites as a significant element of our total compensation structure. However, pursuant to our executive relocation policy, we typically reimburse executive officers who are required to relocate in connection with the commencement of their employment with us. In addition, we pay premiums pursuant to a life insurance policy on the life of Mr. Affeldt, which provides a death benefit to Mr. Affeldt’s beneficiaries in the amount of $2 million (and pay Mr. Affeldt a gross-up payment for the taxes incurred on such premiums).

All of our employees, including our executive officers, are entitled to complimentary use of our club facilities and other company-owned properties, as well as discounts on various products and services sold or provided at our facilities. In addition, our executives may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because we do not incur any additional expense in connection with the provision of membership privileges to our executives and because such membership privileges are not substantially different than the general use privileges extended to our employees, we do not consider either club membership or club use privileges to be a company-provided perquisite.

Accounting and Tax Implications

We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation - Stock Compensation (“ASC 718”), which requires us to recognize compensation expense for share-based payments. The Compensation Committee takes into account ASC 718 in determining the amounts of long-term incentive grants to executives and employees.

Section 162(m) of the Internal Revenue Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under our annual bonus program.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Douglas H. Brooks, Chairman Janet E. Grove Margaret M. Spellings William E. Sullivan

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides summary information concerning compensation paid to or earned by each of our NEOs for services provided to us during the fiscal years ended December 29, 2015, December 30, 2014 and December 31, 2013:

Name and Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Eric L. Affeldt	2015	$650,000	$260,000	$1,175,693	$156,000	$6,524 (4)	$2,248,217
Chief Executive Officer	2014	$650,000	$277,700	$942,214	$280,800	$6,524	$2,157,238
and President	2013	$500,000	$350,000	—	$700,000	$6,524	$1,556,524
Curtis D. McClellan	2015	$350,000	$87,500	$427,535	$52,500	—	$917,535
Chief Financial Officer and	2014	$350,000	$129,800	$329,775	$94,500	—	$904,075
Treasurer	2013	$316,538	$250,000	$18,259	$310,000	—	$894,797
Mark A. Burnett	2015	$400,000	$130,000	$641,302	$78,000	—	$1,249,302
Chief Operating Officer	2014	$400,000	$188,900	$471,115	$140,400	—	$1,200,415
	2013	$371,539	$190,000	—	$400,000	—	$961,539
James K. Walters	2015	$317,000	$52,450	$320,660	$47,550	—	$737,660
Former Executive Vice President,	2014	$317,000	$94,200	$235,566	$85,600	$10,000	$742,366
Sales & Marketing (5)	2013	$314,577	$125,000	—	$300,000	$10,000	$749,577
Ingrid J. Keiser	2015	$300,000	$75,000	$320,660	$45,000	—	$740,660
General Counsel, Secretary and	2014	$300,000	$121,300	$235,566	$81,000	—	$737,866
Executive Vice President of People Strategy	2013	$275,000	$225,000	—	$290,000	—	$790,000

(1)	Amounts represent the sum of (i) the Discretionary Bonus portion of the annual bonuses paid to each of Messrs. Affeldt ($208,000), McClellan ($70,000), Burnett ($104,000) and Walters ($52,450) and Ms. Keiser ($60,000), respectively, pursuant to the 2015 short-term incentive program and (ii) the additional discretionary bonuses paid to each of Messrs. Affeldt ($52,000), McClellan ($17,500) and Burnett ($26,000) and Ms. Keiser ($15,000), respectively, for their roles in the restructuring of our credit facility and issuance of senior notes in 2015 and efforts toward the Company’s compliance with the Sarbanes-Oxley Act of 2002. See “Compensation Discussion and Analysis—Short-Term Incentives” for additional information about these bonuses.
(2)	Amounts reflect the aggregate grant date fair value of RSAs and PSUs granted in 2015, as determined in compliance with ASC 718. For additional information about the assumptions we used in calculating these amounts, see Note 2 in our Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Equity-Based Awards, found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015, which is incorporated herein by reference.

The grants made in 2015 reflect long-term incentives comprised of (i) RSAs that vest ratably in one-third increments in each of 2016, 2017 and 2018, upon the satisfaction of time vesting requirements, and (ii) PSUs that vest in 2018 based on a three-year performance period, upon the satisfaction of time vesting requirements and the applicable performance requirements. See “Compensation Discussion and Analysis—Restricted Stock Awards” and “—Performance Restricted Stock Units” for additional information about these long-term incentives. The amounts do not reflect actual compensation realized by the named executive officers in 2015 and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

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The grant date fair value for the RSAs is determined by multiplying the number of shares granted by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the PSUs is based on the probable outcome of that the performance conditions will be achieved at target levels and the units will vest and not be forfeited. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of PSUs, the aggregate grant date fair value of the PSUs granted in 2015 would be as follows: Mr. Affeldt, $1,083,033; Mr. McClellan, $393,846; Mr. Burnett, $590,752; Mr. Walters, $295,376; and Ms. Keiser, $295,376.

(3)	Amounts represent the Adjusted EBITDA Bonus portion of the annual bonuses paid to each of the NEOs pursuant to the 2015 short-term incentive program based upon our Adjusted EBITDA for fiscal year 2015. See “Compensation Discussion and Analysis—Short-Term Incentives” for additional information about these bonuses.
(4)	Represents a payment of (i) $4,740 as reimbursement for a premium paid by Mr. Affeldt pursuant to his life insurance policy and (ii) $1,784 as a tax gross-up on the amount of the premium.
(5)	Mr. Walters resigned from his position as Executive Vice President, Sales & Marketing on January 11, 2016 and his employment with us terminated on March 15, 2016.

Grants of Plan-Based Awards in Fiscal Year 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards ($)(4)
Eric L. Affeldt	2/5/2015							31,512	556,817
	2/5/2015				15,756	31,511	55,144		618,876
		156,000	312,000	624,000
Curtis D. McClellan	2/5/2015							11,459	202,480
	2/5/2015				5,730	11,459	20,053		225,055
		52,500	105,000	210,000
Mark A. Burnett	2/5/2015							17,189	303,730
	2/5/2015				8,594	17,188	30,079		337,572
		78,000	156,000	312,000
James K. Walters	2/5/2015							8,595	151,874
	2/5/2015				4,297	8,594	15,040		168,786
		47,550	95,100	190,200
Ingrid J. Keiser	2/5/2015							8,595	151,874
	2/5/2015				4,297	8,594	15,040		168,786
		45,000	90,000	180,000

(1)	Amounts represent the threshold, target and maximum amounts payable in respect of the EBITDA Bonus portion of the annual bonuses payable to each of the NEOs pursuant to the 2015 short-term incentive program. The actual payouts were approved by the Compensation Committee in March 2016 and are included in the Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Short-Term Incentives—Annual Short-Term Incentive Program” for additional information about these bonuses.
(2)	Amounts represent the threshold, target and maximum amounts that correspond to the number of shares underlying the PSUs that would be earned by each of the NEOs upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively. Subject to achievement of the applicable performance measure, the PSUs are scheduled to fully vest on January 31, 2018 long as the NEO is continuously employed by us through such vesting date. See “Compensation Discussion and Analysis—Performance Restricted Stock Units” for additional information about the PSUs.

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(3)	The RSAs are scheduled to vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, provided that the NEO is continuously employed by us through the applicable vesting date. See “Compensation Discussion and Analysis—Restricted Stock Awards” for additional information about the RSAs.
(4)	Represents the aggregate grant date fair value of RSAs and PSUs granted in 2015, as determined in compliance with ASC 718. For additional information about the assumptions we used in calculating these amounts, see Note 2 in our Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Equity-Based Awards, found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015, which is incorporated herein by reference.

The grant date fair value for the RSAs is determined by multiplying the number of shares granted by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the PSUs is based on the probable outcome of that the performance conditions will be achieved at target levels and the units will vest and not be forfeited. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of PSUs, the aggregate grant date fair value of the PSUs granted in 2015 would be as follows: Mr. Affeldt, $1,083,033; Mr. McClellan, $393,846; Mr. Burnett, $590,752; Mr. Walters, $295,376; and Ms. Keiser, $295,376.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table provides information regarding outstanding equity awards held by our NEOs as of December 29, 2015:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric L. Affeldt	49,657	(3)	909,716	29,365	537,967

Curtis D. McClellan	17,809	(4)	326,261	10,493	192,232

Mark A. Burnett	26,261	(5)	481,102	15,399	282,110

James K. Walters	13,131	(6)	240,560	7,700	141,055

Ingrid J. Keiser	13,131	(7)	240,560	7,700	141,055

(1)	Reflects the fair market value of a share as of December 29, 2015, which was determined based on the last reported closing price of our common stock on such date ($18.32) multiplied by the number of shares subject to the RSA or the PSUs, as applicable.
(2)	PSUs were granted on February 7, 2014 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a two-year performance period ending January 31, 2016 and a three-year performance period ending January 31, 2017. Subject to achievement of the applicable performance measure, one-third of the PSUs were scheduled to fully vest on January 31, 2016 and the remaining two-thirds of the PSUs are scheduled to vest on January 31, 2017, so long as the NEO is continuously employed by us through each such vesting date. The amounts shown in this column include the number of such PSUs that could have been earned by Messrs. Affeldt (4,537), McClellan (1,588), Burnett (2,268) and Walters (1,134) and Ms. Keiser (1,134), respectively, on January 31, 2016, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. On February 17, 2016, the Compensation Committee determined that the Company did not attain the threshold total shareholder return target for such performance period, and therefore no such PSUs became vested. The amounts shown in this column also include the number of such PSUs that could be earned by Messrs. Affeldt (9,073), McClellan (3,176), Burnett (4,537) and Walters (2,268) and Ms. Keiser (2,268), respectively, on January 31, 2017, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. See “Compensation Discussion and Analysis—Performance Restricted Stock Units” for additional information about these PSUs.

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PSUs were granted on February 5, 2015 which vest based upon our achievement of the applicable total shareholder return performance measure at the specified threshold, target and maximum levels, respectively, over a three-year performance period ending January 31, 2018. Subject to achievement of the applicable performance measure, the PSUs are scheduled to fully vest on January 31, 2018 so long as the NEO is continuously employed by us through such vesting date. The amounts shown in this column include the number of such PSUs that could be earned by Messrs. Affeldt (15,756), McClellan (5,730), Burnett (8,594) and Walters (4,297) and Ms. Keiser (4,297), respectively, on January 31, 2018, assuming our achievement of the applicable total shareholder return performance measure at the threshold level for the performance period ending on that date. See “Compensation Discussion and Analysis—Performance Restricted Stock Units” for additional information about these PSUs.

(3)	Represents the unvested portion in the aggregate of (i) 18,145 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 7, 2014, and (ii) 31,512 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 5, 2015.
(4)	Represents the unvested portion in the aggregate of (i) 6,530 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 7, 2014, and (ii) 11,459 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 5, 2015.
(5)	Represents the unvested portion in the aggregate of (i) 9,072 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 7, 2014, and (ii) 17,189 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 5, 2015.
(6)	Represents the unvested portion in the aggregate of (i) 4,536 shares subject to RSAs that, as of December 29, 2015, were scheduled to vest on each of the second and third anniversaries of the date of grant of February 7, 2014, and (ii) 8,595 shares subject to RSAs that, as of December 29, 2015, were scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 5, 2015. Mr. Walters resigned from his position as Executive Vice President, Sales & Marketing on January 11, 2016 and his employment with us terminated on March 15, 2016.
(7)	Represents the unvested portion in the aggregate of (i) 4,536 shares subject to RSAs that are scheduled to vest on each of the second and third anniversaries of the date of grant of February 7, 2014, and (ii) 8,595 shares subject to RSAs that are scheduled to vest on each of the first, second and third anniversaries of the date of grant of February 5, 2015.

Stock Vested in Fiscal Year 2015

The following table provides information regarding the amounts received by our NEOs upon the vesting of restricted stock units and RSAs during fiscal year 2015:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized ($)(1)
Eric L. Affeldt	103,487	1,953,477
Curtis D. McClellan	13,577	253,944
Mark A. Burnett	61,193	1,156,090
James K. Walters	12,670	237,799
Ingrid J. Keiser	12,670	237,799

(1)	Reflects the fair market value of the shares received by the NEOs based on our respective closing stock prices on the dates of vesting, or on the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day.

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Executive Offer Letters

Eric L. Affeldt

We issued an employment offer letter to Mr. Affeldt, effective as of March 1, 2011, pursuant to which he continues to serve as our President and Chief Executive Officer, and as a member of our Board of Directors. In 2015, Mr. Affeldt’s annual base salary was $650,000.

Prior to joining us as President and Chief Executive Officer, Mr. Affeldt was a principal at KSL. Previously, Mr. Affeldt was compensated solely by a KSL affiliate, which compensation package included a pro-rata share in the carried interest payable to certain KSL affiliates on account of profits earned by KSL’s affiliates’ investments in us, among other companies. Mr. Affeldt retained a portion of such total carried interest from such KSL’s affiliates’ investment, which interest remains subject to the same terms and conditions as if Mr. Affeldt had remained a principal in KSL, except that continued vesting of the carried interest is subject to Mr. Affeldt’s continued employment with us. As of December 29, 2015, 80% of that carried interest was vested.

Curtis D. McClellan

We issued an employment offer letter to Mr. McClellan, effective as of November 24, 2008, pursuant to which he commenced serving as our Chief Financial Officer and Treasurer. In 2015, Mr. McClellan’s annual base salary was $350,000.

Mark A. Burnett

We issued an employment offer letter to Mr. Burnett, effective as of December 1, 2006, pursuant to which he commenced serving as our Executive Vice President of Golf and Country Club Operations. In October 2013, Mr. Burnett was appointed as our Chief Operating Officer. In 2015, Mr. Burnett’s annual base salary was $400,000.

James K. Walters

We issued an employment offer letter to Mr. Walters, effective as of May 6, 2008, pursuant to which he commenced serving as our Executive Vice President of Sales & Marketing. Mr. Walters had served as our Executive Vice President of Sales & Revenue since January 2010. In 2015, Mr. Walters’ annual base salary was $317,000. Mr. Walters resigned from his position as Executive Vice President, Sales & Marketing on January 11, 2016 and his employment with us terminated on March 15, 2016. See “Compensation Discussion and Analysis—Severance and Change in Control Benefits” for a description of Mr. Walters’ severance agreement.

Ingrid J. Keiser

We issued an employment offer letter to Ms. Keiser, effective as of July 9, 2007, pursuant to which she commenced serving as our Chief Legal Officer. In July 2008, Ms. Keiser was appointed as our General Counsel, Secretary and Executive Vice President of People Strategy. In 2015, Ms. Keiser’s annual base salary was $300,000.

Each of our NEOs has executed our standard Confidentiality and Non-Solicitation Agreement, pursuant to which each NEO has agreed, among other things, to refrain, for a period of one year after termination of his or her employment, from recruiting or soliciting for hire any employee employed by us during the sixty-day period preceding his or her termination of employment.

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ClubCorp Holdings, Inc. Stock Plan

We adopted the Stock Plan on March 15, 2012 and amended and restated the Stock Plan on August 2, 2013 and August 14, 2013. The Stock Plan provides for an aggregate amount of no more than 4,000,000 shares of common stock to be available for awards. No more than 4,000,000 shares of common stock may be issued upon the exercise of incentive stock options. No single participant may be granted awards of options and stock appreciation rights with respect to more than 1,000,000 shares of common stock in any one year. No more than 1,000,000 shares of common stock may be granted under the Stock Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under the Stock Plan for any single year during a performance period is $5.0 million. As of April 8, 2016, 1,512,079 shares of our common stock were subject to outstanding awards under the Stock Plan. If any award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy a participant’s tax withholding obligation will not be available for re-grant under the Stock Plan. If there is any change in our corporate capitalization, the Compensation Committee will make or recommend to our Board of Directors for approval substitutions or adjustments to the number of shares reserved for issuance under the Stock Plan, the number of shares covered by awards then outstanding under the Stock Plan, the limitations on awards under the Stock Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate in its sole discretion.

The Stock Plan provides for the grant of stock options, RSAs, restricted stock units, performance-based awards and other equity-based incentive awards. To date, we have granted restricted stock awards, restricted stock units and PSUs under the Stock Plan. The Compensation Committee administers the Stock Plan and selects eligible executives, directors, and employees of, and consultants to, us and our subsidiaries, to receive awards under the Stock Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Stock Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Stock Plan, and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

In the event of a change in control, the Compensation Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Stock Plan will become fully vested and that performance compensation awards will vest, as determined by the Compensation Committee, based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The Compensation Committee can also provide otherwise in an award agreement under the Stock Plan. Under the Stock Plan, a change in control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any person or group other than to affiliates of KSL; (ii) any person or group, other than affiliates of KSL, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of our outstanding voting stock; or (iii) the replacement of a majority of our Board of Directors.

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Director Compensation

During the fiscal year ended December 29, 2015, only our non-employee directors received compensation for their service as directors. Mr. Affeldt received no compensation for his service on our Board of Directors and only received compensation for his service as an employee, as shown in the Summary Compensation Table, as described above in “Executive Compensation—Summary Compensation Table”.

Our non-employee director compensation program consists of:

•	an annual retainer equal to $150,000, with an initial split of $80,000 in cash and $70,000 in restricted stock, with the cash portion to be paid quarterly in equal installments and the restricted stock to be granted annually with a one-year vesting provision. The number of shares of restricted stock to be granted will be determined by dividing $70,000 by the adjusted closing price of our common stock on the date of the grant.
•	an annual cash retainer of $40,000 for the Chairperson, payable in quarterly installments;
•	an annual cash retainer of $20,000 for the Chair of the Audit Committee, payable in quarterly installments; and
•	reimbursement for all out-of-pocket expenses incurred in performance of their duties as directors.

As is the case for our executive officers, our directors are entitled to complimentary use of our facilities and to discounts on products and services sold or provided at our facilities, and they may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because such privileges are not substantially different than those extended to our employees and do not cause us to incur any additional expense, we do not consider either club membership or club use privileges to be a company-provided perquisite.

The following table sets forth total compensation awarded to or earned by each of our non-employee directors during the fiscal year ended December 29, 2015:

Name	Fees Earned Or Paid In Cash(1)	Stock Awards(2)	Total
John A. Beckert	$120,000	$70,023	$190,023
Douglas H. Brooks	$80,000	$70,023	$150,023
Louis J. Grabowsky	$33,333	$70,007	$103,340
Janet E. Grove	$80,000	$70,023	$150,023
Margaret M. Spellings	$23,333	$70,006	$93,339
William E. Sullivan	$100,000	$70,023	$170,023

(1)	In 2015, we paid our non-employee directors an annual cash retainer of $80,000, plus additional retainers in the amounts of $40,000 and $20,000 to the Chairperson and the chairperson of the Audit Committee, respectively. Mr. Grabowsky and Ms. Spellings were paid a pro rata portion of the annual cash retainer for their board service beginning on August 4, 2015 and September 15, 2015, respectively.
(2)	On June 25, 2015, Messrs. Beckert, Brooks and Sullivan and Ms. Grove each received 2,914 shares of restricted stock with a grant date fair value of $70,023.42, as determined in compliance with ASC 718. On August 4, 2015, Mr. Grabowsky received 3,028 shares of restricted stock with a grant date fair value of $70,007.36, and on September 15, 2015, Ms. Spellings received 3,099 shares of restricted stock with a grant date fair value of $70,006.41, in each case with such value determined in compliance with ASC 718. The grant date fair value for the restricted stock is determined by multiplying the number of shares of restricted stock granted by the closing stock price on the grant date of the underlying common stock ($24.03 on June 25, 2015, $23.12 on August 4, 2015 and $22.59 on September 15, 2015). As of December 29, 2015, our non-employee directors held the following outstanding shares of restricted stock: Messrs. Beckert, Brooks and Sullivan and Ms. Grove, 2,914 shares each; Mr. Grabowsky, 3,028 shares; and Ms. Spellings, 3,099 shares.

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ITEM 2 ON THE PROXY CARD

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) we are providing our stockholders with an advisory vote on named executive officer compensation (a “say-on-pay” vote). The say-on-pay vote is an advisory (non-binding) vote on the 2015 compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.

As described in detail in the Compensation Discussion and Analysis section above, we believe our executive compensation program provides a competitive total compensation opportunity, provides for individual officer performance to be appropriately awarded and strongly aligns the interests of our named executive officers and stockholders.

We seek your advisory vote on the compensation of our named executive officers as described above under “Compensation Discussion and Analysis” and under “Compensation of Executive Officers.” The vote applies only with respect to our named executive officers, and not to our directors’ compensation. This say-on-pay vote is not intended to address any specific element of compensation, but rather the compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Nevertheless, our Compensation Committee and our Board of Directors value the input of our stockholders and will review the voting results and consider them when making decisions in the future regarding our executive compensation program.

Accordingly, we invite you to vote on the following resolution at the 2016 Annual Meeting of Stockholders.

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.

The Board of Directors recommends a vote FOR the advisory vote to approve named executive officer compensation.

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ITEM 3 ON THE PROXY CARD

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2004. In December 2015, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements for the fiscal year ending December 27, 2016 and the effectiveness of our internal control over financial reporting as of December 27, 2016. You are being asked to ratify and confirm that selection at the annual meeting.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the selection of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Public Accounting Firm’s Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for the fiscal years ended December 29, 2015 and December 30, 2014, are as follows:

	2015	2014
	(in thousands)
Audit Fees	$3,769	$2,764
Audit-Related Fees(1)	$922	$737
Tax Fees(2)	$435	$845

(1)	Audit-Related Fees in fiscal year 2015 consisted of fees related to the amendment of our credit facility, secondary offerings of our common stock and diligence costs associated with acquisitions. Audit-Related Fees in fiscal year 2014 consisted of fees related to our secondary offering in 2014 and diligence costs associated with acquisitions.
(2)	Tax Fees consist principally of tax compliance and tax planning fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting. However, pre-approval is not required for non-audit services (other than prohibited non-audit services) if the aggregate amount of all such services constitutes no more than five percent of the total amount of fees paid by the Company to its independent registered public accounting firm during the year in which the services are provided, the services were not recognized by the Company to be non-audit services, and such services are promptly brought to the attention of the Committee and properly approved prior to the completion of the audit. For fiscal year 2015, no non-audit services were provided without pre-approval.

 In 2013, the Audit Committee adopted a Pre-Approval of Independent Auditor Services Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairperson of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that the chairperson advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC’s rules require our directors, executive officers and chief accounting officer and persons who beneficially own more than 10% of our common stock to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 29, 2015, all required filings applicable to our executive officers, chief accounting officer, directors and owners of more than 10% of our common stock were made and that such persons were in compliance with the Exchange Act requirements, with the exception of the following:

On June 25, Todd M. Dupuis was appointed as our Chief Accounting Officer. The Form 3 required in connection with this appointment was filed on July 29, 2015.

On April 1, 2015, Messrs. Affeldt, McClellan, Burnett, Walters and Ms. Keiser each forfeited shares of our common stock in connection with the payment of withholding taxes. The respective Forms 4 required in connection with these forfeitures were filed on April 15, 2015.

Stockholder Proposals and Director Nominations and Recommendations

Proposals for Inclusion in the Proxy Statement. Stockholders may, pursuant to Rule 14a-8 under the Exchange Act, present proposals for inclusion in the Company’s proxy statement and for consideration at the 2017 Annual Meeting of Stockholders. In order to be included in the proxy statement for the 2017 Annual Meeting of Stockholders, any such proposal must be delivered to our Secretary no later than December 27, 2016, and must otherwise comply with the requirements of Rule 14a-8.

Proposals and Director Nominations not Included in the Proxy Statement. Our bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations made by stockholders. This procedure applies to proposals and nominations that are intended to be brought before an annual meeting of the stockholders but not intended to be included in our proxy statement. In general, notice of any such proposal or nomination must be delivered to our Secretary between February 10, 2017 and March 14, 2017, to be presented at the Company’s 2017 Annual Meeting of Stockholders. The notice must contain specified information as set forth in our bylaws. In the case of director nominations by stockholders, the required information includes information about the nominee(s) that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

If a stockholder who has notified the Company of his, her or its intention to make a proposal or nomination at an annual meeting does not appear or send a qualified representative, the proposal or nomination will not be presented for a vote at the meeting.

Director Recommendations. If a stockholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit the recommendation to our Secretary for consideration by the Nominating and Corporate Governance Committee with respect to the 2017 Annual Meeting of Stockholders. Nominees who are recommended by stockholders in accordance with these procedures will be considered by the Nominating and Corporate Governance Committee on a substantially similar basis as other nominees considered by such committee.

Notices, proposals, and director nominations and recommendations should be mailed to:

ClubCorp Holdings, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Attention: Secretary

Elimination of Paper and Duplicative Materials

Internet availability—Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

37

Important Notice: Our 2016 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 29, 2015 are available free of charge on our website at ir.clubcorp.com by clicking “Financial Information” and then clicking “SEC Filings”. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. Please direct all inquiries to our Investor Relations Department at ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, or by email at clubcorp.investor.relations@clubcorp.com.

Householding—Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by (a) mail at ClubCorp Holdings, Inc., Attention: Investor Relations, 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, (b) telephone at (972) 888-7495, or (c) e-mail at clubcorp.investor.relations@clubcorp.com. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your proxy materials for the 2016 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.

Other Business

We do not expect any business to come up for stockholder vote at the meeting other than the items identified in this notice and proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our website is not part of this document.

Questions

If you have any questions or need more information about the annual meeting, write to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary

or call our Investor Relations department at (972) 888-7495 or by email at clubcorp.investor.relations@clubcorp.com.

Transfer Agent Information

Computershare Trust Company, N.A., or Computershare, is the transfer agent for the common stock of ClubCorp Holdings, Inc. Computershare can be reached at (800) 522-6645 or via email at web.queries@computershare.com. You should contact Computershare if you are a registered stockholder and have a question about your account, if your stock certificate has been lost or stolen, or if you would like to report a change in your name or address. Computershare can be contacted as follows:

Regular, Registered or Overnight Mail

Computershare Investor Services

211 Quality Circle

Suite 210

College Station, Texas 77845

38

Telephone Inquiries

(800) 522-6645, or TTY for hearing impaired: (201) 680-6610

Foreign Stockholders: (210) 680-6578

Notices and Requests

All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Secretary should be sent to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary

By Order of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy

Dallas, Texas

April 15, 2016

39

ANNEX A

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)

	FY10	FY11	FY12	FY13	FY14	FY15

Net income (loss)	$252,663	$(35,622)	$(26,992)	$(40,680)	$13,329	$(9,573)
Interest expense	61,236	84,746	89,369	83,669	65,209	70,672
Income tax (benefit) expense	57,107	(16,421)	(7,528)	1,681	(41,469)	1,629
Interest and investment income	(714)	(138)	(1,212)	(345)	(2,585)	(5,519)
Depreciation and amortization	91,700	93,035	78,286	72,073	80,792	103,944
EBITDA	461,992	125,600	131,923	116,398	115,276	161,153
Impairments and disposition of assets (1)	3,556	10,772	15,687	14,502	12,843	24,546
Loss (income) from discontinued operations and divested clubs (2)	8,225	(221)	10,279	(626)	(563)	363
(Gain) Loss on extinguishment of debt (3)	(334,423)	—	—	16,856	31,498	2,599
Non-cash adjustments (4)	(1,881)	(37)	1,865	3,929	2,007	2,008
Acquisition transaction costs (5)	—	1,629	837	1,211	10,568	4,965
Capital structure costs (6)	752	2,087	51	824	8,785	10,047
SOX, IT and Finance transformation costs (7)	—	—	—	30	1,330	8,495
Other adjustments (8)	2,168	11,858	2,349	8,069	4,632	7,405
Equity-based compensation expense (9)	—	—	—	14,217	4,303	4,970
Acquisition adjustment (10)	9,274	5,006	2,560	1,306	5,644	7,111
Adjusted EBITDA	$149,663	$156,694	$165,551	$176,716	$196,323	$233,662

(1)	Includes non-cash impairment charges related to property and equipment and intangible assets and loss on disposals of assets (including property and equipment disposed of in connection with renovations).
(2)	Net income or loss from discontinued operations and divested clubs that do not qualify as discontinued operations in accordance with accounting principles generally accepted in the United States (“GAAP”).
(3)	Includes loss on extinguishment of debt calculated in accordance with GAAP.
(4)	Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. (“CCI”) in 2006 by affiliates of KSL Capital Partners, LLC (“KSL”) and expense recognized for our long-term incentive plan related to fiscal years 2011 through 2013.
(5)	Represents legal and professional fees related to the acquisition of clubs, including the acquisition of Sequoia Golf on September 30, 2014.
(6)	Represents legal and professional fees related to our capital structure, including debt issuance and amendment costs, equity offering costs and other charges incurred in connection with the reorganization of CCI, effective as of November 30, 2010, for the purpose of operating and managing golf and country clubs and business sports and alumni clubs.
(7)	Includes fees and expenses associated with readiness efforts for Section 404(b) of the Sarbanes-Oxley Act and related centralization of administrative processes, finance processes and related IT systems.
(8)	Represents adjustments permitted by the credit agreement governing our secured credit facilities including cash distributions from equity method investments less equity in earnings recognized for said investments, income or loss attributable to non-controlling equity interests of continuing operations and management fees, termination fee and expenses paid to an affiliate of KSL.
(9)	Includes equity-based compensation expense, calculated in accordance with GAAP, related to awards held by certain employees, executives and directors.
(10)	Represents estimated deferred revenue using current membership life estimates related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI by affiliates of KSL in 2006 and the acquisition of Sequoia Golf on September 30, 2014.

CLUBCORP®

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Eric L. Affeldt 02 John A. Beckert 03 Douglas H. Brooks 04 William E. Sullivan

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

CLUBCORP HOLDINGS, INC.
Annual Meeting of Shareholders
June 10, 2016
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric L. Affeldt, Curtis D. McClellan and Ingrid J. Keiser, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CLUBCORP HOLDINGS, INC. that the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at 8:00 AM, CDT on June 10, 2016, at La Cima Club, 5215 North O'Connor Boulevard, The Tower at Williams Square, Suite 2600, Irving, Texas 75039 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000285275_2 R1.0.1.25